Exhibit (a)(1)(E)

TENON MEDICAL, INC.
FORM OF Statement of Eligible Options
[Name of Eligible Participant]
As of April 8, 2024

	ID	Grant Number	Grant Date	Plan/Type	Granted Shares	Price	Vested	Unvested	Outstanding
Eligible Options:

Totals
New RSUs:

		Total Number of New RSU Shares	Shares Vested Upon Acceptance	Future Vesting

		—	—		—	—
		—	—	—
	Total	—	—	—	—	—